UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
                       (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                (Amendment No. 2)


                           RIGEL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    766559108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

CUSIP No. 766559108                 13G                            Page 2 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta Partners
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 3 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta California Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 4 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta California Management Partners, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 5 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 6 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jean Deleage
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 7 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Garrett Gruener
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 8 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Guy Nohra
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                                       Please see Attachment A

                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          4,682,923   Please see Attachment A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       4,682,923   Please see Attachment A
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,682,923  Please see Attachment A
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Please see Attachment A                                                  |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.4%      Please see Attachment A
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 766559108                 13G                            Page 9 of 12

(a)  Name of Issuer: Rigel Pharmaceuticals, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

                  240 East Grand Avenue
                  South San Francisco, CA 94080

Item 2.

(a)  Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Guy Nohra ("GN")

(b)  Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)  Citizenship/Place of Organization:

         Entities:         AP               California
                           ACP              Delaware
                           ACMP             Delaware
                           AEP              California

         Individuals:      JD               United States
                           GG               United States
                           GN               United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 766559108

Item 3.  Not applicable.

CUSIP No. 766559108                 13G                            Page 10 of 12

Item 4   Ownership.

                             Please see Attachment A

--------------------------------------------------------------------------------------------------------------------
                               AP         ACP         ACMP         AEP           JD           GG            GN
--------------------------------------------------------------------------------------------------------------------
(a)     Beneficial         4,682,923   4,682,923    4,682,923   4,682,923    4,682,923     4,682,923    4,682,923
        Ownership
--------------------------------------------------------------------------------------------------------------------
(b)     Percentage of        12.4%       12.4%        12.4%       12.4%        12.4%         12.4%        12.4%
        Class
--------------------------------------------------------------------------------------------------------------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
--------------------------------------------------------------------------------------------------------------------
        Shared Voting      4,682,923   4,682,923    4,682,923   4,682,923    4,682,923     4,682,923    4,682,923
        Power
--------------------------------------------------------------------------------------------------------------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
--------------------------------------------------------------------------------------------------------------------
        Shared             4,682,923   4,682,923    4,682,923   4,682,923    4,682,923     4,682,923    4,682,923
        Dispositive Power
--------------------------------------------------------------------------------------------------------------------

                             Please see Attachment A

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A: Joint Filing Statement

CUSIP No. 766559108                 13G                            Page 12 of 12

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2002

ALTA PARTNERS                                ALTA CALIFORNIA PARTNERS, L.P.

                                             By:  Alta California Management
                                                       Partners, L.P.,


By:      /s/ Jean Deleage                    By:   /s/ Jean Deleage
   -------------------------------------        --------------------------------
         Jean Deleage, President                   Jean Deleage, General Partner

ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.    ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                    By:   /s/ Jean Deleage
   -------------------------------------        --------------------------------
         Jean Deleage, General Partner             Jean Deleage, Member


         /s/ Jean Deleage                          /s/ Guy Nohra
   -------------------------------------        --------------------------------
         Jean Deleage                              Guy Nohra


         /s/ Garrett Gruener
   -------------------------------------
         Garrett Gruener

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 7, 2002

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS                                ALTA CALIFORNIA PARTNERS, L.P.

                                             By:  Alta California Management
                                                       Partners, L.P.,


By:      /s/ Jean Deleage                    By:   /s/ Jean Deleage
   -------------------------------------        --------------------------------
         Jean Deleage, President                   Jean Deleage, General Partner

ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.    ALTA EMBARCADERO PARTNERS, LLC


By:      /s/ Jean Deleage                    By:   /s/ Jean Deleage
   -------------------------------------        --------------------------------
         Jean Deleage, General Partner             Jean Deleage, Member


         /s/ Jean Deleage                          /s/ Guy Nohra
   -------------------------------------        --------------------------------
         Jean Deleage                              Guy Nohra


         /s/ Garrett Gruener
   -------------------------------------
         Garrett Gruener

                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners, L.P. and Alta Embarcadero Partners, LLC.

Alta California Partners, L.P. beneficially owns 4,578,327 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 104,596 shares of Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr.  Jean  Deleage,  a director  of the  Company,  is a general  partner of Alta
California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 4,578,327 shares of Common Stock beneficially owned by Alta California Partners L.P. and the 104,596 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 4,578,327 shares of Common Stock beneficially owned by Alta California Partners L.P. and 104,596 shares of Common stock beneficially owned by Alta Embarcadero Partners LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Mr. Guy Nohra is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a managing member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 4,578,327 shares of Common Stock beneficially owned by Alta California Partners L.P. and 104,596 shares of Common stock beneficially owned by Alta Embarcadero Partners LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Alta Partners is a venture capital firm located in San Francisco. Alta Partners is California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership, and Alta Embarcadero Partners, LLC is a California Limited Liability Company.